Exhibit 99.1

Aethlon Announces Collaboration to Identify Exosomes Involved in Cancer Progression and Treatment Resistance

Exosome based liquid biopsies have potential to transform cancer diagnostics and treatments

SAN DIEGO (September 24, 2019) – EXOSOME SCIENCES, a subsidiary of Aethlon Medical, Inc. (Nasdaq: AEMD), announced a research collaboration to identify and characterize exosomes derived from patients with solid tumors such as pancreas cancer, as well as from families with genetically high risk of developing cancer. These cancer-derived exosomes may serve as early markers for cancer diagnostics, cancer progression and treatment resistance.

For more information about this partnership please visit: https://www.hoag.org/news/hoag-to-study-unique-early-disease-markers/

ABOUT EXOSOME SCIENCES

Exosome Sciences, Inc., a majority owned subsidiary of Aethlon Medical, Inc., is a diagnostic company focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disease progression. Aethlon Medical, Inc. is a therapeutic company focused on addressing unmet needs in cancer and infectious diseases. The Aethlon Hemopurifier® is a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier® depletes the presence of circulating tumor-derived exosomes that promote immune suppression, seed the spread of metastasis and inhibit the benefit of leading cancer therapies. The Hemopurifier® is an FDA designated "Breakthrough Device" related to the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease cancer. The Hemopurifier also holds a Breakthrough Device designation related to life-threatening viruses that are not addressed with approved therapies. Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, without limitation, the Company's ability to raise additional funds and maintain its listing on the Nasdaq Capital Market, or any other national securities exchange, the risk that the Company’s collaborations with hospitals will not be successful, that the Company’s subsidiary will not be able to commercialize its products, that the FDA will not approve the initiation or continuation of the Company's clinical programs or provide market clearance of the Company's products, the Company's ability to complete the development of the Hemopurifier and other planned products, the Company's ability to manufacture its products either internally or through outside companies, the impact of government regulations, patent protection on the Company's proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2019, and in the Company's other filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes

Chief Financial Officer

Aethlon Medical, Inc.

858-459-7800 x3300

Jfrakes@aethlonmedical.com

Media Contact:

David Schull or Maggie Beller

Russo Partners, LLC

David.Schull@RussoPartnersLLC.com

Maggie.Beller@RussoPartnersLLC.com

212-845-4271

NEWPORT BEACH, CALIF., September 24, 2019 – Hoag Memorial Hospital Presbyterian announced today the start of a research study to identify and characterize potential early disease markers for cancer diagnostics, cancer progression and treatment resistance.

In partnership with Exosome Sciences, a subsidiary of Aethlon Medical, Inc. (Nasdaq: AEMD), scientists will study exosomes in cancer patients and individuals at high genetic risk for cancer. Exosomes are nanoparticles that are abundantly released from cancer cells and provide a snapshot of a tumor’s genetic and protein cargo, making them important targets for non-invasive liquid biopsies in cancer.

“Liquid biopsies have the potential to facilitate the early detection of cancer and the assessment of the efficacy of potential treatments in real time. This may prove to be a critical tool in our ongoing efforts to help patients with cancer,” said Michael Demeure, M.D., program director of Precision Medicine at Hoag and the principal investigator on the study at Hoag. “Hoag has an active Hereditary Cancer Program that supports a number of individuals and families at high risk of developing cancer and is committed to achieving breakthroughs in the detection of cancer at its earliest possible and most treatable stage.”

“Liquid biopsies are a rapidly developing field of non-invasive tests for patients with and at risk for cancer,” said Timothy Rodell, M.D., CEO of Exosome Sciences and Aethlon Medical, Inc. “Our proprietary exosome diagnostics represent a potentially powerful addition to the liquid biopsy field. This partnership with Hoag may significantly accelerate our development of exosome based liquid biopsies and may provide deep insights into the detection, progression and treatment options for cancer patients and their families. We are delighted to have the opportunity to work with Dr. Demeure and the Hoag team on this project.”

Hoag’s Hereditary Cancer Program and many aspects of its cancer research are supported by philanthropy.

For more information on the research studies and clinical trials at Hoag, visit https://www.hoag.org/specialties-services/other-programs-services/clinical-research/available-clinical-trials/.

ABOUT HOAG MEMORIAL HOSPITAL PRESBYTERIAN

Hoag is an approximately $1 billion nonprofit, regional health care delivery network in Orange County, California, that treats more than 30,000 inpatients and 450,000 outpatients annually. Hoag consists of two acute-care hospitals – Hoag Hospital Newport Beach, which opened in 1952, and Hoag Hospital Irvine, which opened in 2010 – in addition to eight health centers and 11 urgent care centers. Hoag is a designated Magnet® hospital by the American Nurses Credentialing Center (ANCC). Hoag offers a comprehensive blend of health care services that includes five institutes providing specialized services in the following areas: cancer, heart and vascular, neurosciences, women’s health, and orthopedics through Hoag’s affiliate, Hoag Orthopedic Institute, which consists of an orthopedic hospital and two ambulatory surgical centers. Hoag has been named one of the Best Regional Hospitals in the 2019 - 2020 U.S. News & World Report, andBecker’s Healthcare named Hoag as one of the 2018 “100 Great Hospitals in America” – a designation Hoag has received five times. For an unprecedented 23 years, residents of Orange County have chosen Hoag as one of the county’s best hospitals in a local newspaper survey. Visit www.hoag.org for more information.

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To download the official press release, please click here.